Exhibit 5


                  SCHELL BRAY AYCOCK ABEL & LIVINGSTON P.L.L.C.
                         Attorneys and Counselors at Law
                     1500 Renaissance Plaza - P.O. Box 21847
                        Greensboro, North Carolina 27420

                                                     September 9, 2002


FNB Corp.
101 Sunset Avenue
Asheboro, North Carolina 27203

     Re: 141,225 shares of Common Stock, par value $2.50 per share, of FNB Corp. offered in connection with the Rowan Savings Bank SSB, Inc.
          Incentive Stock Option Plan and Rowan Savings Bank SSB, Inc. Nonstatutory Stock Option Plan for Directors

Ladies and Gentlemen:

         We have acted as counsel for FNB Corp., a North Carolina corporation (the "Corporation"), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement") with respect to 141,225 shares of the Corporation's common stock, par value $2.50 per share (the "Shares"), to be issued to participants in the Rowan Savings Bank SSB, Inc. Incentive Stock Option Plan and the Rowan Savings Bank SSB, Inc. Nonstatutory Stock Option Plan for Directors (collectively, the "Plan"). The options granted and outstanding under the Plan were assumed by FNB pursuant to the Agreement and Plan of Merger dated as of February 11, 2002 by and between the Corporation and Rowan Bancorp, Inc.

         We have examined such documents, records and matters of law as we have deemed necessary for purposes of rendering this opinion. For purposes of this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of such documents.

         We are qualified to practice law in the State of North Carolina. We do not purport to express any opinion herein concerning any law other than the laws of the State of North Carolina and the federal securities laws of the United States.

         Based upon the foregoing, we are of the opinion that the Shares that may be issued and sold by the Corporation pursuant to the Plan (and the authorized forms of stock option agreements thereunder) are duly authorized and will be, when issued and sold in accordance with such Plan and agreements, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                    Very truly yours,

                       /s/    SCHELL BRAY AYCOCK ABEL & LIVINGSTON P.L.L.C.